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Exhibit 2.1

ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

QUICKLOGIC CORPORATION

Q ACQUISITION CORPORATION

V3 SEMICONDUCTOR INC.

AND

V CUBED CORPORATION

Dated as of April 17, 2001

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5.4	No Solicitation	34
5.5	Public Disclosure	36
5.6	Reasonable Efforts; Notification	36
5.7	Third Party Consents	37
5.8	Employee Matters	37
5.9	Nasdaq Listing	39
5.10	Liquidation of Seller	39
5.11	Bulk Sales	39
5.12	Name Change	39
ARTICLE VI CONDITIONS TO THE ACQUISITION		40
6.1	Conditions to Obligations of Each Party to Effect the Acquisition	40
6.2	Additional Conditions to Obligations of Seller	40
6.3	Additional Conditions to the Obligations of Parent and Buyer	41
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER		42
7.1	Termination	42
7.2	Notice of Termination; Effect of Termination	44
7.3	Fees and Expenses	44
7.4	Amendment	45
7.5	Extension; Waiver	45
ARTICLE VIII GENERAL PROVISIONS		45
8.1	Non-Survival of Representations and Warranties	46
8.2	Notices	46
8.3	Interpretation; Knowledge	47
8.4	Counterparts	48
8.5	Entire Agreement; Third Party Beneficiaries	48
8.6	Severability	48
8.7	Other Remedies; Specific Performance	48
8.8	Governing Law	49
8.9	Rules of Construction	49
8.10	Assignment	49
8.11	Consent to Jurisdiction	49
8.12	Waiver of Jury Trial	49
8.13	Currency	50
ARTICLE IX DEFINITIONS		50
9.1	Certain Defined Terms	50

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SCHEDULES
Schedule 1.1(a)	Schedule of Transferred Assets
Schedule 1.1(b)	Schedule of Excluded Assets
Schedule 1.1(c)	Schedule of Assumed Contracts
Schedule 1.2	Schedule of Assumed Liabilities
Schedule 1.3	Schedule of Group 1 Employees and Group 2 Employees
Schedule 5.8	Schedule of Seller Employees
EXHIBITS
Exhibit A	Form of Non-Competition Agreement
Exhibit B	Form of Approval Order
Exhibit C	Form of Interim Order
Exhibit D	Form of Sale Procedures Order

iii

ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

    THIS ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of April 17, 2001, by and among QuickLogic Corporation, a Delaware corporation ("Parent"); Q Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Buyer"); V3 Semiconductor, Inc., a Nevada corporation ("Seller"); and V Cubed Corporation, a Nevada corporation.

RECITALS:

    A.  Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller, on the terms and subject to the conditions set forth herein, the assets of Seller described herein, and Seller wishes Buyer to assume certain of Seller's liabilities, which Buyer would agree to assume, on the terms and subject to the conditions set forth herein (such transactions together being referred to as the "Acquisition").

    B.  The Board of Directors of each of the parties believes it is in the best interests of its company and its stockholders that the Acquisition be consummated and, in furtherance thereof, has approved the Acquisition.

    C.  As a condition and inducement to Parent's willingness to enter into this Agreement, Carl Mitchell, Michael Alford and Alan Tsun have agreed to enter into Non-Competition Agreements, substantially in the form attached hereto as Exhibit A (each, a "Non-Competition Agreement" and, collectively, the "Non-Competition Agreements"), with Parent.

    D.  Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, Seller and Parent are entering into a Distribution, Manufacturing and License Agreement (the "Distribution Agreement").

    E.  The parties hereto intend for the Acquisition to qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code.

    F.  After the date of this Agreement, Seller intends to file a voluntary bankruptcy petition pursuant to Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Section 101, et. Seq. (the "Bankruptcy Code"). Due to Seller's continuing losses and diminishing values for the assets, the parties hereto do not intend, however, that the Acquisition and approval of this Agreement and related agreements be conditioned upon the United States Bankruptcy Court or such other federal court (the "Bankruptcy Court") having jurisdiction over the Seller's bankruptcy cases issuing an order confirming a plan under the Bankruptcy Code (the "Plan"). Instead, to maintain asset values necessary for Seller to achieve the price contemplated by this Agreement, which seller believes is likely to enable full payment to all its creditors and a return to its shareholders, the parties contemplate seeking, first, approval of expedited procedures for consideration of the approval of this Agreement and related agreements by the Bankruptcy Court (which procedures, nonetheless, would include that Seller is to provide notice of the relevant terms of this Agreement and the proposed transactions contemplated hereby to each of its known creditors and interest holders of record). Second, the parties contemplate seeking, and conditioning the Closing of the Acquisition upon, entry of an order of the Bankruptcy Court under sections 363 and 365 of the Bankruptcy Code, inter alia, approving this Agreement and certain related agreements, authorizing consummation of the transactions contemplated hereby, and determining that, as more fully set forth hereinbelow and except as expressly provided herein: (i) the price and terms hereof are fair and reasonable and in the best interests of Seller and its creditors, (ii) Buyer shall receive the assets sold and assigned hereunder free and clear of Liens with any such Liens to attach to proceeds; (iii) Seller shall receive the Purchase Shares, to be paid to Seller pursuant to this Agreement, under the provisions of Section 4(2) of the Securities Act and (iv) Buyer shall have no liability for any debts, obligations or other liabilities of Seller whether arising from contract, theories of successor liability or otherwise, other than the Assumed Liabilities.

    G.  Notwithstanding the Closing of the Acquisition on an expedited basis prior to entry of an order confirming a Plan, Seller intends that, before or after the Closing Date, it will file a Plan in its bankruptcy cases and seek to have the Bankruptcy Court, after the Closing of the Acquisition and service upon all known creditors and interest holders of record of a disclosure statement conforming to section 1125 of the Bankruptcy Code, confirm the Plan. Seller intends that such Plan will authorize the distribution to Seller's creditors or shareholders, inter alia, of the Purchase Shares conditional upon the Court determining such distribution to be, in effect, a distribution from Parent, exempt from registration under federal, state or local securities laws pursuant to section 1145 of the Bankruptcy Code. Buyer and Parent acknowledge that certain cooperation covenants to which one, the other or both may be bound hereunder are intended to facilitate confirmation of such Plan.

    H.  Certain capitalized terms used in this Agreement are defined in Article IX of this Agreement.

AGREEMENT

    NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

    Item 7. PURCHASE AND SALE OF ASSETS

      (a)  Purchase and Sale.  On the terms and subject to the conditions set forth in this Agreement, Seller will sell, convey, transfer, assign and deliver to Buyer and Buyer will purchase and acquire from Seller on the Closing Date (as defined in Section 1.5), all of Seller's right, title and interest in and to all tangible and intangible assets, properties and rights which are owned, used or held for use by Seller, including without limitation the assets, properties and rights described in Schedule 1.1(a) hereto (collectively, the "Transferred Assets"), free and clear of all Liens, other than Assumed Liens. The sale, conveyance, assignment and delivery of the Transferred Assets shall include, without limitation, assignment of the Assumed Contracts. The Transferred Assets shall not include the "Excluded Assets" described in Schedule 1.1(b) .

      (b)  Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume only the liabilities of Seller described in Schedule 1.2 hereto (the "Assumed Liabilities"). Buyer shall not assume any liabilities or obligations of Seller except for those liabilities and obligations which Buyer expressly assumes pursuant to this Section 1.2. Except for the Assumed Liabilities, Buyer expressly is not assuming any obligations or liabilities, whether accrued, absolute, contingent, matured, unmatured or other, of Seller or any other person or entity whether arising under contract, from theories of successor liability, or any other basis. Seller will indemnify and hold Buyer harmless from and against any and all losses, costs, expenses, claims, liabilities, deficiencies, judgments and damages incurred or suffered by Buyer or Parent or any of their respective successors or affiliates related to or arising out of any liabilities or obligations of Seller or any of Seller's stockholders, affiliates or successors, except for those obligations expressly assumed by Buyer in this Section 1.2. Notwithstanding anything contained in this Agreement to the contrary, it is expressly agreed that Buyer shall not assume or have any responsibility with respect to any of the following liabilities or obligations and the following liabilities and obligations shall not constitute Assumed Liabilities: (1) any liability or obligation for any Taxes (as defined in Section 2.13) incurred or accrued by Seller for any period or any liability for Taxes of any person or entity attributable to the Transferred Assets for any period or portion of any period ending on or prior to the Closing; (2) any liability or obligation of Seller as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time in respect of anything done, suffered to be done, or omitted to be done by Seller or any of its directors, officers, employees, or agents, except for Assumed Liabilities; (3) any liability or obligation of Seller relating to or in connection with any product liability or warranty matters relating to Seller's products, or the return of Seller's products from customers or any other person or entity for any period or portion of any period ending on or prior to the Closing; or (4) any liability or obligation resulting from the liquidation or dissolution of Seller, except for Assumed Liabilities and express obligations to Seller hereunder.

      (c)  Consideration for Assets.

    (i)  The Purchase Shares.  On the terms and subject to the conditions set forth in this Agreement, as full payment for the transfer of the Transferred Assets by Seller to Buyer and the other transactions contemplated hereby at the Closing, (i) Parent shall issue and deliver to Seller 2,542,000 shares (subject to adjustment as set forth herein) of Parent Common Stock (the "Purchase Shares"), and (ii) Buyer shall assume the Assumed Liabilities.

    (ii)  Adjustments to the Purchase Shares.

          (1) In the event that, at the Closing, fewer than (i) 29 of the 36 employees identified as Group 1 employees ("Group 1 Employees") on Schedule 1.3 hereto or (ii) 39 of the 53 employees identified as Group 2 employees ("Group 2 Employees") on Schedule 1.3 hereto have accepted Parent's offer of continued employment, then the number of Purchase Shares shall be reduced as follows:

Reduction in number of Purchase Shares	=	25,795 shares times the greater of (x) the Group 1 Employee Shortfall and (y) the Group 2 Employee Shortfall

        where the "Group 1 Employee Shortfall" equals the positive difference between 29 and the number of Group 1 Employees who, as of the Closing, have accepted (and not retracted) Parent's offer of contingent employment; and

        where the "Group 2 Employee Shortfall" equals the positive difference between 39 and the number of Group 2 Employees who, as of the Closing, have accepted (and not retracted) Parent's offer of contingent employment.

          (2) Buyer has prepared in good faith and in accordance with generally accepted accounting principles a schedule of book values at December 31, 2000 (the "Schedule of Book Values"). Buyer shall update the Schedule of Book Values as of the Closing Date in good faith and in accordance with generally accepted accounting principles; provided, however, that depreciation from December 31, 2000 through the Closing Date shall not be deducted from such Schedule of Book Values. The number of Purchase Shares shall be decreased or increased to reflect the decrease or increase in the Schedule of Book Values from December 31, 2000 to the Closing Date as follows:

Change in number of Purchase Shares	=	(530,000) times the absolute value of	(1- Book Values at the Closing ) Book Values at December 31, 2000

        where"Book Values at the Closing" equals the aggregate book values set forth in the Schedule of Book Values as of the Closing Date; and

        where "Book Values at December 31, 2000" equals $3,064,949.

          (3) In the event that the present value of the obligations arising under the Assumed Liabilities, as determined in good faith by Buyer's board of directors, as of the Closing exceeds $200,000, the number of Purchase Shares shall be reduced by 20,000 shares.

        (v) The number of Purchase Shares shall also be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the Closing.

      (d)  Transfer Taxes and Apportioned Obligations.  Buyer and Seller shall cooperate in the preparation, execution and filing of all Returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, and stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable as a direct result of the transaction contemplated hereby ("Transfer Taxes"). The Transfer Taxes that become payable as a result of the transfer pursuant to this Agreement and as a result of the sale of the Assets shall be paid by Seller. Notwithstanding the foregoing, the Approval Order shall contain a provision that the sale, transfer, assignment and conveyance of the Transferred Assets and Assumed Liabilities to Buyer hereunder shall be entitled to the protections afforded under Section 1146 of the Bankruptcy Code.

         (i) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Transferred Assets and Assumed Liabilities for any Tax period that includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between Seller and Buyer based on the number of days of such Tax period up to and including the Closing Date and the number of days of such Tax period after the Closing Date. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the portion of the Tax period up to and including the Closing Date, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the portion of the Tax period beginning after the Closing Date.

        (ii) Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law. If the party required by applicable law to pay any such Tax is not the party responsible for such Tax under this Agreement, the paying party shall be entitled to reimbursement from the non-paying party.

      (e)  Closing.

        (i)  Closing Date.  Unless this Agreement is earlier terminated pursuant to Section 7.1, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304, at 10:00 a.m. on the date which is two business days following satisfaction or waiver of the last of the conditions to Closing as set forth in Article VI hereof, or on such other time and/or date as the parties agree (the actual date on which the Closing occurs is referred to herein as the "Closing Date").

        (ii)  Delivery at Closing.  In addition to satisfaction or waiver of the other conditions to the respective parties' obligations to consummate the Acquisition, at the Closing:

          (1) Seller shall deliver to Buyer all bills of sale, endorsements, assignments, consents to assignments to the extent obtained and other instruments and documents as Buyer may reasonably request to sell, convey, assign, transfer and deliver to Buyer good title to all the Transferred Assets free and clear of any and all Liens (other than Assumed Liens) pursuant to the terms of this Agreement; and

          (2) Buyer shall deliver to Seller (x) a certificate representing the Purchase Shares and (y) any other instruments and documents as Seller may reasonably request to effectively transfer the Assumed Liabilities to Buyer.

      (f)  Taking of Necessary Action; Further Action.  If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right, title and possession to all Transferred Assets free and clear of all Liens, (other than Assumed Liens) the officers and directors of Seller are fully authorized in the name of Seller or otherwise to take, and will take, all such lawful and necessary and/or desirable action (including obtaining any required consents or approvals) to accomplish the foregoing. Additionally, Seller shall use its best efforts to obtain, at no cost or expense to Buyer and Parent, any necessary approvals or consents of other parties to Assumed Contracts to permit the assumption and assignment thereof. Further, if to enable assumption and assignment to Buyer on the Closing Date of any Assumed Contracts, the Bankruptcy Court requires payment of any amount relating to a period prior to the Closing Date (for example, to cure any defaults under an Assumed Contract, to compensate for any pecuniary losses resulting from such default, or to satisfy other obligations accruing under the Assumed Contract prior to the Closing Date), Seller shall pay all such amounts by the Closing Date. Buyer shall reasonably cooperate with Seller in providing evidence relevant to its ability to perform under the Assumed Contracts, but neither Buyer nor Parent shall have any obligation to incur any cost or expense in providing any of the other parties to Assumed Contracts adequate assurance of future performance in connection with the assumption and assignment of the Assumed Contracts. Seller shall cause to be removed or discharged, without cost, liability, payment, obligation to or diminution of Transferred Assets, all Liens on or attaching to any of the Transferred Assets including without limitation any and all obligations or liabilities encumbering any of the Transferred Assets. Seller shall use its best efforts to obtain and file termination statements terminating any UCC-1 financing statements filed against Seller or Forms 1 filed under the Personal Property Security Act of any Canadian province (the "PPSA") against Seller or other documents required to terminate any Liens on the Transferred Assets created by any UCC-1 filings or Forms 1 filed under the PPSA.

    1.7  Tax Consequences.  It is intended by the parties hereto that the Acquisition shall constitute a reorganization within the meaning of Section 368(a) of the Code. None of the parties hereto shall take any position on any tax return that is inconsistent with the treatment of the Acquisition as a reorganization, except as otherwise required pursuant to a final determination (as defined in Section 1313 of the Code). None of the parties hereto shall take any action that is inconsistent with the treatment of the Acquisisiton as a reorganization except as contemplated by this Agreement or the Distribution Agreement. The parties hereto have consulted their own tax advisors in connection with the Acquisition.

    Item 8. REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller hereby represents and warrants to Parent and Buyer, as of the date hereof and as of the Closing Date as though made at the Closing Date, subject to such exceptions as are specifically disclosed in writing in a disclosure letter supplied by Seller to Parent, dated as of the date hereof and certified by a duly authorized officer of Seller (the "Seller Disclosure Letter") (which Seller Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II and the disclosure in any paragraph shall qualify other paragraphs in this Article II to the extent it is readily apparent from the face of such disclosure that it also qualifies or applies to such other paragraphs) as follows:

        (a)  Organization and Qualification.  Each of Seller and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Seller and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, be material to Seller.

        (b)  Articles of Incorporation and Bylaws.  Seller has previously furnished to Parent a complete and correct copy of its Articles of Incorporation and Bylaws as amended to date. Such Articles of Incorporation, Bylaws and equivalent organizational documents to each of its subsidiaries are in full force and effect.

        (c)  Subsidiaries.  Seller has no subsidiaries except for the corporations identified in Section 2.3 of the Seller Disclosure Letter. Seller is the record and beneficial owner of all the outstanding capital stock of each of the subsidiaries of Seller identified in Section 2.3 of the Seller Disclosure Letter.

        (d)  Authority Relative to this Agreement.

         (i) Seller has all necessary corporate power and authority to execute and to deliver this Agreement, and, in the event the Sale Procedure Order and the Approval Order are entered by the Bankruptcy Court, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and in the event the Sale Procedure Order and the Approval Order are entered by the Bankruptcy Court, have been duly and validly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated.

        (ii) This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Parent and Buyer constitutes legal and binding obligations of Seller, enforceable against Seller in accordance with its terms, subject (a) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, including, without limitation, for purposes of this representation and warranty being made as of the Closing Date, the discretion of the Bankruptcy Court for so long as the Bankruptcy Court retains jurisdiction over the Chapter 11 Cases, and (b) as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        (e)  No Conflict; Required Filings and Consents.

         (i) Except to the extent resulting from the filing of the Chapter 11 Cases, the execution and delivery by Seller of this Agreement does not and, upon Seller's commencing the Chapter 11 Cases and the Bankruptcy Court entering the Approval Order the performance of this Agreement by Seller will not, (i) conflict with or violate the Articles of Incorporation or Bylaws or equivalent organizational documents of Seller or any of its subsidiaries, (ii) subject to obtaining the consents, approvals, authorizations and permits and making registration, filings and notifications set forth in Section 2.5(a) hereof (or Section 2.5(a) of the Seller Disclosure Letter), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Seller or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) with respect to the Assumed Liabilities, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Seller's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Seller or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller or any of its subsidiaries is a party or by which Seller or any of its subsidiaries or its or any of their respective properties are bound or affected.

        (ii) The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (each, a "Governmental Entity" and, collectively, "Governmental Entities"), except for (i) in connection with the Chapter 11 Cases, the entry of the Sale Procedures Order and the entry of the Approval Order, (ii) applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), (iii) the rules and regulations of The Nasdaq Stock Market, Inc., and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not be material to Seller or have a Material Adverse Effect (as defined in Section 8.3 hereof) on Seller or, after the Closing Date, Parent, or prevent or materially delay consummation of the Acquisition or otherwise prevent the parties hereto from performing their obligations under this Agreement.

        (f)  Compliance; Permits.

         (i) Neither Seller nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Seller or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller or any of its subsidiaries is a party or by which Seller or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause Seller to lose any material benefit or incur any material liability. To the knowledge of Seller, no investigation or review by any governmental or regulatory body or authority is pending or threatened against Seller or its subsidiaries, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Seller or any of its subsidiaries, any acquisition of material property by Seller or any of its subsidiaries or the conduct of business by Seller or any of its subsidiaries.

        (ii) Seller and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of Seller and its subsidiaries taken as a whole (collectively, the "Seller Permits"). Seller and its subsidiaries are in compliance in all material respects with the terms of Seller Permits.

        (g)  SEC Filings; Financial Statements.

         (i) Seller has made available to Parent a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Seller with the Securities and Exchange Commission ("SEC") since July 15, 1998 (the "Seller SEC Reports"), which are all the forms, reports and documents required to be filed by Seller with the SEC since such date. Seller SEC Reports (i) were in all material respects prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Seller's subsidiaries is required to file any reports or other documents with the SEC or with any other foreign securities regulatory agency.

        (ii) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in Seller SEC Reports was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Seller and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year end adjustments.

        (iii) Seller has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Seller with the SEC pursuant to the Securities Act or the Exchange Act.

        (iv) Seller is not a "reporting issuer" or the equivalent pursuant to the securities laws of any of the provinces or territories of Canada, and Seller is not subject to the proxy solicitation rules provided for under any Canadian federal, provincial or territorial corporate or securities laws.

        (v) Seller has previously furnished to Parent all letters, correspondence, written or videotaped records (including without limitation transcripts, summaries or reports) related to any disagreements with former or present accountants.

        (h)  No Undisclosed Liabilities.  Neither Seller nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, which are, individually or in the aggregate, material to the business, results of operations or financial condition of Seller and its subsidiaries taken as a whole except (i) liabilities provided for in Seller's balance sheet as of December 31, 2000 ("Seller Balance Sheet") or (ii) liabilities incurred since December 31, 2000 in the ordinary course of business, none of which is material to the business, results of operations, financial condition or prospects of Seller and its subsidiaries, taken as a whole.

        (i)  Absence of Certain Changes or Events.  Since December 31, 2000, there has not been (i) any Material Adverse Effect on Seller, (ii) Seller has been operating in the ordinary course of business consistent with past practice in all material respects with commercially reasonable efforts to preserve the business of Seller intact, to keep available the services of the employees and to preserve (in the good faith judgment of Seller within the context of the Chapter 11 Cases) the goodwill of Seller's suppliers, customers and others having business relations with Seller, (iii) any granting by Seller or any of its subsidiaries of any increase in compensation or fringe benefits, except for increases of cash compensation in the ordinary course of business and consistent with past practice, or any payment by Seller or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Seller or any of its subsidiaries of any increase in severance or termination pay or any entry by Seller or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Seller of the nature contemplated hereby, (iv) entry by Seller or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.16 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Seller with the SEC, (v) any material change by Seller in its accounting methods, principles or practices, except as required by changes in GAAP, (vi) any revaluation by Seller of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable, or (vii) any sale of assets of Seller other than in the ordinary course of business.

        (j)  Absence of Litigation.  Other than the Chapter 11 Cases or the transactions with Buyer described herein or contemplated hereunder, there are no claims, actions, suits, applications or proceedings pending or, to the knowledge of Seller, threatened (or, to the knowledge of Seller, any governmental or regulatory investigation pending or threatened) against Seller or any of its subsidiaries or any properties or rights of Seller or any of its subsidiaries, before any Governmental Entity.

        (k)  Employee Benefit Plans.

         (i) Neither Seller nor any other person or entity under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder has ever maintained, contributed to, been required to contribute to, or sponsored any plan, program, policy, practice, contract, agreement or other arrangement which provides for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement, pension, medical or disability benefits, or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA (collectively the "Benefits Plans") for the benefit of any former, current or retired employee, director or consultant who is primarily engaged in working in the United States.

        (ii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, termination pay, payment in lieu of notice, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Seller or any of its subsidiaries under any Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Business Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

        (iii) No payment or benefit that will or may be made by Seller or its Affiliates with respect to any employee will be characterized as a "parachute payment" within the meaning of Section 280G of the Code.

        (iv) Section 2.11 of the Seller Disclosure Letter contains a true and complete list of all International Employee Plans (as defined below). For purposes of this Section, "International Employee Plan" shall mean each Benefits Plan that has been adopted or maintained by Seller or any of its subsidiaries, informally or formally, for the benefit of current or former employees of Seller or any of its subsidiaries outside the United States.

        (v) Seller has provided to Parent: (i) correct and complete copies of all documents embodying each International Employee Plan including (without limitation) all amendments thereto, all related trust and other funding documents (including insurance policies), the most recent description or employee booklet and any other material communications distributed to employees with respect to each International Employee Plan (including investment manager contracts); (ii) the three (3) most recent annual filings, if applicable, required under the Income Tax Act (Canada) and regulations thereunder (the "ITA") and applicable pension legislation; (iii) the most recent actuarial valuations, if any, prepared for each International Employee Plan; (iv) the most recent financial statement in respect of each International Employee Plan; (v) all advance income tax rulings, professional opinions and material correspondence with Canada Customs and Revenue Agency ("CCRA") and any other applicable regulatory authorities in respect of each International Employee Plan.

        (vi) Each International Employee Plan and the funds established thereunder have been established, maintained, administered and invested in material compliance with its terms and conditions and with the requirements prescribed by any applicable laws, including without limitation, the ITA. Each International Employee Plan required to be registered under applicable laws has been duly registered and is in good standing under such laws. No fact or circumstance exists that could jeopardize such status or cause any fines, penalties or taxes to be imposed on any International Employee Plan, or any persons involved in the sponsorship or administration of such plan.

       (vii) No International Employee Plan has unfunded liabilities, either on a going concern or on a solvency basis. Except as required by law, no condition exists that would prevent Seller or, after the Closing, the Parent, from terminating or amending any International Employee Plan at any time for any reason. All contributions and/or premiums required to be made or remitted under each International Employee Plan or applicable laws have been made or remitted in full in a timely fashion. No amendments or improvements to the International Employee Plans have been promised to employees, former employees, directors, officer or consultants, either orally or in writing. None of the International Employee Plans provide benefits to retired or former employees, or to the beneficiaries or dependents thereof. No International Employee Plan is a "multi-employer plan" as defined in the ITA.

       (viii) There are no actions, suits, complaints, claims, audits, inquiries, investigations, or proceedings pending or, to the knowledge of Seller, threatened by any person, entity or regulatory authority, in respect of any International Employee Plan and there are no outstanding defaults or violations by Seller, or taxes owing, with respect to any International Employee Plan. No withdrawal of assets have been made from the assets of any International Employee Plan, except withdrawals for the purpose of paying or arranging for the payment of benefits or proper expenses of such International Employee Plan, in accordance with its terms and applicable laws.

        (l)  Labor Matters.  (i) There are no material controversies pending or, to the knowledge of each of Seller and its respective subsidiaries, threatened, between Seller or any of its subsidiaries and any of their respective employees; (ii) as of the date of this Agreement, neither Seller nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Seller or its subsidiaries nor does Seller or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees, nor is there any certification order in effect in respect of such employees; and (iii) as of the date of this Agreement, neither Seller nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Seller or any of its subsidiaries. Seller is in compliance with all and is not liable or alleged to be liable for any damages to any employee or former employee resulting from the violation or alleged violation of any applicable federal or provincial law or regulation regarding employment, employment practices and terms and conditions of employment, including without limitation pay equity, human rights, employment standards, workers' compensation, privacy and occupational health and safety.

        (m)  Taxes.

         (i) Definition of Taxes. For all purposes of and under this Agreement, "Tax" or "Taxes" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, fines, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.13(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this Section 2.13(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

        (ii) Tax Returns and Audits.

          (1) Seller and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by Seller and each of its subsidiaries with any Tax authority, except such Returns which are not material to Seller. Such Returns are true and correct in all material respects and have been completed in accordance with applicable law. Seller and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

          (2) Seller and each of its subsidiaries as of the Closing Date will have withheld with respect to its employees (and paid over to the appropriate Taxing authority) all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act, the Employment Insurance Act, Canada and Quebec Pension Plan payments, employment insurance premiums, provincial workers' compensation premiums and employee health taxes (if applicable) and other Taxes required to be withheld, except such Taxes which are not material to Seller.

          (3) Neither Seller nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed in writing against Seller or any of its subsidiaries nor has Seller or any of its subsidiaries received any written indication from any governmental agency that an assessment or reassessment is proposed in respect of any Taxes, nor has Seller or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (4) No audit or other examination of any Return of Seller or any of its subsidiaries by any Tax authority is presently in progress, nor has Seller or any of its subsidiaries been notified of any request for such an audit or other examination, in each case, other than with respect to Return that is not material to Seller.

          (5) Neither Seller nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on Seller Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Seller, other than any liability for unpaid Taxes that may have accrued since the date of Seller Balance Sheet in connection with the operation of the business of Seller and its subsidiaries in the ordinary course.

          (6) There is no contract, agreement, plan or arrangement to which Seller or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Seller or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Seller is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

          (7) Neither Seller nor any of its subsidiaries has any liability for Taxes of any third party.

          (8) None of Seller's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

          (9) Neither Seller nor any subsidiary of Seller has participated as either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Acquisition.

          (10) There are (and as of immediately following the Closing there will be) no Liens for Taxes on the assets of Seller other than Liens for Taxes not yet due and payable.

          (11) Seller has no knowledge of any basis of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of Seller.

    The representations and warranties set forth in subsections (i) through (vii) of this Section 2.13(b) are not applicable to the extent that the Transferred Assets cannot be made subject to Liens for Taxes and Buyer or Parent cannot be made liable for Taxes relating to matters constituting breaches of such representations.

        (n)  Environmental Matters.

          (i)  Definitions.  For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

          (1) "Hazardous Material" means any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Entity with jurisdiction over Seller or its operations to be radioactive, toxic, hazardous or otherwise a danger to human health or the environment.

          (2) "Business Facility" means any property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is owned, operated, occupied, controlled or leased by Seller or any of its subsidiaries in connection with the operation of its business.

          (3) "Disposal Site" means a landfill, disposal site, waste hauler or recycler of Hazardous Materials, or any real property (other than a Business Facility) receiving Hazardous Materials used or generated by a Business Facility.

          (4) "Environmental Laws" means all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other Governmental Entities the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date.

          (5) "Hazardous Materials Activity" means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material, any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances.

          (6) "Environmental Permit" means any approval, permit, registration, certification, license, clearance or consent required to be obtained from any Governmental Entity pursuant to Environmental Laws with respect to a Hazardous Materials Activity conducted by Seller or any of its subsidiaries.

          (ii)  Condition of Property.  To the knowledge of Seller, as of the Closing, except in compliance with Environmental Laws in a manner that would not reasonably be expected to subject Seller or any of its subsidiaries to liability, no Hazardous Materials are present on any Business Facility or were present on any other Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by Seller or any of its subsidiaries. To the knowledge of Seller, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Business Facility currently owned, operated, occupied, controlled or leased by Seller or any subsidiaries or as a consequence of the acts of Seller or its subsidiaries or agents.

          (iii)  Hazardous Materials Activities.  Seller and its subsidiaries have conducted all Hazardous Material Activities relating to their business in compliance in all material respects with all applicable Environmental Laws. The Hazardous Materials Activities of Seller and its subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

          (iv)  Permits.  Section 2.14(d) of the Seller Disclosure Letter accurately describes all of the Environmental Permits currently held by Seller or any of its subsidiaries and the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of Seller or any of its subsidiaries relating to their business as such activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. Seller and it subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. To the knowledge of Seller, no circumstances exist that are reasonably likely to cause any Environmental Permit to be revoked, modified, or rendered non-renewable.

          (v)  Environmental Litigation.  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Seller, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of Seller or any of its subsidiaries relating to their business, or any Business Facility.

          (vi)  Offsite Hazardous Material Disposal.  Each of Seller and its subsidiaries has transferred or released Hazardous Materials only to those Disposal Sites set forth in Section 2.17(f) of the Seller Disclosure Letter, and no action, proceeding, liability or claim exists or is threatened against any Disposal Site or against Seller or any of its subsidiaries with respect to any transfer or release of Hazardous Materials relating to the business to a Disposal Site which could reasonably be expected to subject Seller or any of its subsidiaries to material liability.

          (vii)  Environmental Liabilities.  Seller is not aware of any fact or circumstance, which would reasonably be expected to result in any environmental liability that would have a Material Adverse Effect on Seller.

          (viii)  Reports and Records.  Seller has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in Seller's possession or control concerning the Hazardous Materials Activities of Seller and its subsidiaries relating to their business and all environmental audits and environmental assessments of any Business Facility conducted at the request of, or otherwise in the possession or control of Seller. Seller has complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

        (o)  Brokers.  Except for the fees payable to Wit Soundview pursuant to an engagement letter dated October 2, 2000, a copy of which has been provided to Parent, Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        (p)  Intellectual Property.

         (i) For the purposes of this Agreement, the following terms have the following definitions:

          (1) "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (v) domain names, uniform resource locators ("URLs") and other names and locators associated with the Internet (collectively, "Domain Names"), (vi) all computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (vii) all industrial designs and any registrations and applications therefor throughout the world; (viii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (ix) all databases and data collections and all rights therein throughout the world; and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.

          (2) "Seller Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Seller or any of its subsidiaries.

          (3) "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

          (4) "Seller Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, or exclusively licensed to, Seller or any of its subsidiaries.

        (ii) Section 2.16(b) of the Seller Disclosure Letter contains a complete and accurate list of (i) all Seller Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Seller Registered Intellectual Property has been issued or registered, and (ii) all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere else in the world) related to any of the Seller Registered Intellectual Property.

        (iii) Section 2.16(c) of the Seller Disclosure Letter contains a complete and accurate list (by name and version number) of all products, software or service offerings of the Seller or any of its subsidiaries (collectively, "Seller Products") that have been sold, distributed or otherwise disposed of in the two (2)-year period preceding the date hereof or which the Seller or any of its subsidiaries currently intends to sell, distribute or otherwise dispose of in the future, including any products or service offerings under development.

        (iv) No Seller Intellectual Property or Seller Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Seller or any of its subsidiaries, or which may affect the validity, use or enforceability of such Seller Intellectual Property or Seller Product.

        (v) Each item of Seller Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Seller Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Seller Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Seller Registered Intellectual Property.

        (vi) The Seller owns and has good and exclusive title to each item of Seller Intellectual Property owned by it, free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the generality of the foregoing, (i) the Seller is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Seller and its subsidiaries, including the sale, distribution or provision of any Seller Products by the Seller or any of its subsidiaries, (ii) the Seller owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Seller Products or which the Seller or any of its subsidiaries otherwise purports to own, and (iii) to the extent that any patents would be infringed by any Seller Products, the Seller is the exclusive owner of such patents.

       (vii) To the extent that any technology, software or Intellectual Property has been developed or created independently or jointly by a third party for the Seller or any of its subsidiaries, or is incorporated into any of the Seller Products, the Seller and its subsidiaries have a written agreement with such third party with respect thereto and the Seller and its subsidiaries thereby either (i) have obtained ownership of, and is the exclusive owner of, or (ii) have obtained perpetual, irrevocable, worldwide non-terminable licenses (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

       (viii) Other than "shrink wrap" and similar widely available commercial end-user licenses, Section 2.16(h) of the Seller Disclosure Letter contains a complete and accurate list of material, all contracts, licenses and agreements to which the Seller or any of its subsidiaries is a party (i) with respect to Seller Intellectual Property licensed or transferred to any third party, or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to the Seller or any of its subsidiaries.

        (ix) All contracts, licenses and agreements relating to either (i) Seller Intellectual Property or (ii) Intellectual Property of a third party licensed to the Seller or any of its subsidiaries, are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such contracts, licenses and agreements. Each of the Seller and its subsidiaries is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of the Seller, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Buyer will be permitted to exercise all of the Seller's and its subsidiaries' rights under such contracts, licenses and agreements to the same extent the Seller and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Seller or any of its subsidiaries would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Buyer by operation of law or otherwise of any contracts or agreements to which the Seller or any of its subsidiaries is a party, will result in (i) either Parent's or the Buyer's granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them, (ii) either the Parent's or the Buyer's being bound by, or subject to, any non-compete or other material restriction on the operation or scope or their respective businesses, or (iii) either the Parent's or the Buyer's being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent or Buyer, respectively, prior to the Closing.

        (x) The operation of the business of the Seller and its subsidiaries as such business currently is conducted and reasonably contemplated to be conducted, including (i) the Seller's and its subsidiaries' design, development, manufacture, distribution, reproduction, marketing or sale of Seller Products, and (ii) the Seller's use of any product, device or process, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

        (xi) The Seller Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the business of the Seller and its subsidiaries as it currently is conducted, and as it is currently planned or contemplated to be conducted by the Seller and its subsidiaries, including, without limitation, the design, development, manufacture, use, import and sale of Seller Products.

       (xii) Neither the Seller nor any of its subsidiaries has received written notice from any third party that the operation of the business of the Seller or any of its subsidiaries or any act, product or service of the Seller or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

       (xiii) To the knowledge of the Seller, no person has or is infringing or misappropriating any Seller Intellectual Property.

       (xiv) The Seller and each of its subsidiaries has taken reasonable steps to protect the Seller's and its subsidiaries' rights in the Seller's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Seller or any of its subsidiaries, and, without limiting the foregoing, each of the Seller and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of the Seller and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to the Seller.

       (xv) Seller has the full and unencumbered right to assign and transfer to Buyer all of Seller's rights in and under the Transferred Assets without incurring, or causing Buyer to incur, any obligation to any third party, including any royalty obligations. The Transferred Assets are all of the assets (including agreements between Seller and a third party) related to, or necessary to the operation of, the Seller's business.

       (xvi) Prior to or at the Closing, Seller will have delivered to each third party from whom Seller obtains any components or raw materials related to, used in, or necessary to, the conduct of the Business, a letter, in a form reasonably acceptable to Buyer, authorizing Buyer to purchase from such third party the same components or raw materials on substantially the same terms and conditions as Seller obtained the same prior to Closing.

        (q)  Agreements, Contracts and Commitments.

         (i) Neither Seller nor any of its subsidiaries is a party to or is bound by:

          (1) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Seller's Board of Directors, other than those that are terminable by Seller or any of its subsidiaries on no more than thirty (30) days notice without liability or financial obligation to Seller;

          (2) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (3) any agreement of indemnification or other guaranty entered into in the ordinary course of business;

          (4) any agreement, contract or commitment containing any covenant limiting in any respect the right of Seller or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

          (5) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Seller or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Seller or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Seller's subsidiaries;

          (6) any dealer, distributor, joint marketing or development agreement currently in force under which Seller or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of sixty (60) days or less, or any material agreement pursuant to which Seller or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Seller or any of its subsidiaries and which may not be canceled without penalty upon notice of sixty (60) days or less;

          (7) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Seller and its subsidiaries taken as a whole;

          (8) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Seller Product, service or technology, or any agreement, contract or commitment currently in force to sell or distribute any Seller Products, services or technology, except agreements with manufacturers, distributors or sales representatives in the normal course of business cancelable without penalty upon notice of sixty (60) days or less and substantially in the form previously provided to Parent;

          (9) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

          (10) any material settlement agreement entered into within five (5) years prior to the date of this Agreement; or

          (11) any other agreement, contract or commitment that has a value of $100,000 or more in any individual case.

        (ii) Neither Seller nor any of its subsidiaries, nor to Seller's knowledge any other party to a Seller Contract (as defined below), is in breach, violation or default under, and neither Seller nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Seller or any of its subsidiaries is a party or by which it is bound that are required to be set forth in the Seller Disclosure Letter (any such agreement, contract or commitment, a "Seller Contract") in such a manner as would permit any other party to cancel or terminate any such Seller Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

      (r)  Insurance.  Seller maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Seller and its subsidiaries (collectively, the "Insurance Policies") which are of the type and in amounts customarily carried by persons conducting businesses similar to those of Seller and its subsidiaries.

    There is no material claim by Seller or any of its subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Seller is not aware of, and has not received notice under any Insurance Policies of, (i) an insurer's intention or threat to cancel or terminate any of the Insurance Policies, (ii) an insurer's intention or threat to increase the premiums due under any of the Insurance Policies.

      (s)  Inventory.  The inventory of Seller consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Seller Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past practice and custom of Seller.

      (t)  Absence of Liens and Encumbrances.  Seller has and at Closing will have good and valid title to all of the Transferred Assets, free and clear of any Liens (other than Assumed Liens). Seller has full corporate right and corporate power to (and at the Closing will) sell, convey, assign, transfer and deliver to Buyer good title to all the Transferred Assets, free and clear of all Liens (other than Assumed Liens).

      (u)  Investment Representations.  Seller understands that the Purchase Shares have not been registered under the Securities Act. Seller acknowledges that the Purchase Shares may not be transferred unless the Purchase Shares are subsequently registered under the Securities Act or an exemption from such registration is available. Seller is familiar with the provisions of Section 1145 of the Bankruptcy Code and understands that Section 1145 of the Bankruptcy Code provides an exemption from registration under the Securities Act only for securities issued pursuant to a plan of reorganization under the Bankruptcy Code. Seller is acquiring the Purchase Shares for its own account and without the current intention of publicly distributing the Purchase Shares other than pursuant to a plan of reorganization confirmed by the Bankruptcy Court and providing for the distribution of the Purchase Shares to Seller's stockholders, which plan shall authorize the distribution of the Purchased Shares to Seller's stockholders or creditors, inter alia, pursuant to an exemption from registration under federal, state and local securities laws by virtue of Section 1145 of the Bankruptcy Code. Seller understands that such a plan may never be confirmed.

    Item 9. REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

    Parent and Buyer jointly and severally represent and warrant to Seller, as of the date hereof and as of the Closing Date as though made at the Closing Date, subject to such exceptions as are specifically disclosed in writing in a disclosure letter supplied by Parent to Seller, dated as of the date hereof and certified by a duly authorized officer of Parent (the "Parent Disclosure Letter") (which Parent Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III to the extent it is readily apparent from the face of such disclosure that it also qualifies or applies to such other paragraph), as follows:

      (a)  Organization and Qualification; Subsidiaries.  Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Parent.

      (b)  Certificate of Incorporation and Bylaws.  Parent has previously furnished to Seller a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date. Such Certificate of Incorporation, Bylaws and equivalent organizational documents of each of its subsidiaries are in full force and effect. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

      (c)  Capitalization.

         (i) The authorized capital stock of Parent consists of (i) One hundred million (100,000,000) shares of Parent Common Stock and (ii) Ten million (10,000,000) shares of Preferred Stock, par value $0.001 per share ("Parent Preferred Stock"). At the close of business on December 31, 2000 (i) 20,208,569 shares of Parent Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Parent Common Stock were held in treasury by Parent or by subsidiaries of Parent, (iii) 2,524,113 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's employee stock purchase plan, (iv) 6,298,704 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options ("Parent Options") to purchase Parent Common Stock. As of the date hereof, (i) no shares of Parent Preferred Stock were issued or outstanding. The authorized capital stock of Buyer consists of 100 shares of common stock, par value $0.001 per share, all of which, as of the date hereof, are issued and outstanding and owned directly by Parent. All of the outstanding shares of Parent's and Buyer's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Parent Common Stock to be issued pursuant to the Acquisition will be, duly authorized, validly issued, fully paid and nonassessable.

        (ii) Except as set forth in Section 3.3(a) hereof, as of December 31, 2000, there is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchange for any shares of the capital stock or other securities of Parent, (iii) rights agreement, stockholder rights plan (or similar plan commonly referred to as a "poison pill") or contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities, or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any person to the effect that such person is entitled to acquire or receive any shares of capital stock or other securities of Parent.

      (d)  Authority Relative to this Agreement.  Each of Parent and Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Buyer and the consummation by Parent and Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Buyer and no other corporate proceedings on the part of Parent or Buyer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Parent and Buyer and, assuming the due authorization, execution and delivery by Seller, constitute legal and binding obligations of Parent and Buyer, enforceable against Parent and Buyer in accordance with its terms.

      (e)  No Conflict; Required Filings and Consents.

         (i) The execution and delivery of this Agreement by Parent and Buyer does not, and the performance of this Agreement by Parent and Buyer will not (i) conflict with or violate the Certificate of Incorporation, Bylaws or equivalent organizational documents of Parent or any of its subsidiaries, (ii) subject to obtaining the consents, approvals, authorizations and permits and making the registrations, filings and notifications, set forth in Section 3.5(a) hereof (or Section 3.5(a) of the Parent Disclosure Letter), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any of it subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not in the case of clauses (ii) or (iii) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        (ii) The execution and delivery of this Agreement by Parent and Buyer does not and, upon Seller's commencing the Chapter 11 Cases and the Approval Order being entered by the Bankruptcy Court, the performance of this Agreement by Parent and Buyer will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, (ii) for the rules and regulations of The Nasdaq Stock Market, Inc., (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent consummation of the Acquisition or otherwise prevent Parent or Buyer from performing their respective obligations under this Agreement or (B) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

      (f)  SEC Filings.

         (i) Parent has made available to Seller a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after October 15, 1999 and prior to the date of this Agreement (the "Parent SEC Reports"), which are all the forms, reports and documents required to be filed by Parent with the SEC since such date. The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

        (ii) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flow for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year end adjustments.

        (iii) Parent has previously furnished to Seller a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

      (g)  No Undisclosed Liabilities.  Neither Parent or Buyer has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole except (i) liabilities provided for in Parent's balance sheet as of December 31, 2000 or (ii) liabilities incurred since December 31, 2000 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent and its subsidiaries, taken as a whole.

      (h)  Absence of Certain Changes or Event.  Since December 31, 2000,

         (i) there has not been any event that has had a Material Adverse Effect on Parent, and no fact, event, circumstance or condition exists or has occurred that could reasonably be expected to have a Material Adverse Effect on Parent; and

        (ii) there has been no amendment to the certificate of incorporation or bylaws of Parent that adversely affects the rights of the Parent Common Stock.

      (i)  Absence of Litigation.  There are no material claims, action, suits or proceedings pending or, to the knowledge of Parent, threatened (or, to the knowledge of Parent, any governmental or regulatory investigation pending or threatened) against Parent or any of its subsidiaries or any properties or rights of Parent, before any Governmental Entity.

      (j)  Compliance; Permits.

         (i) Neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or other obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause Parent to lose any material benefit or incur any material liability. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Parent, threatened against Parent or its subsidiaries, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any business by Parent or any of its subsidiaries.

        (ii) Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of Parent and its subsidiaries taken as a whole (collectively, the "Parent Permits"). Parent and its subsidiaries are in compliance in all material respects with the terms of the Parent Permits.

    Item 10. CONDUCT PRIOR TO THE EFFECTIVE TIME

      (a)  Conduct of Business by Seller.

         (i) Subject to Section 5.13 herein, during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to its terms or the Closing, Seller and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, carry on its business, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings; provided that the failure of an officer or employee of Seller (other than Carl Mitchell, Michael Alford or Alan Tsun) or its subsidiaries to remain an officer or employee of Seller or its subsidiaries shall not constitute a breach of this covenant, and the inability of Seller to pay pre-bankruptcy debts after bankruptcy, in and of itself, shall not constitute a breach of this agreement In addition, Seller will promptly notify Parent of any material event involving its business or operations.

        (ii) Except as permitted or required by the terms of this Agreement, or as set forth in Section 4.1 of the Seller Disclosure Letter, during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Seller shall not do any of the following, and shall not permit any of its subsidiaries to do any of the following, except to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:

            (1) other than in the ordinary course and consistent with past practice grant severance or termination pay of more than $100,000 to any officer or employee except pursuant to written agreements outstanding or policies existing on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof, or grant any equity-based compensation, whether payable in cash or stock;

            (2) Other than in the ordinary course of business and consistent with past practice, transfer or license to any person or entity, or otherwise extend, amend or modify any rights to the Seller Intellectual Property, or enter into any agreements or make other commitments or arrangements to grant, transfer or license to any person future patent rights other than non-exclusive licenses granted to end-users in the ordinary course of business and consistent with past practice;

            (3) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any capital stock of Seller or any of its subsidiaries, or split, combine or reclassify any such capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any such capital stock;

            (4) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Seller or any of its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

            (5) issue, deliver, sell (or propose any of the foregoing with respect to) any shares of capital stock of the Seller or of any subsidiaries of the Seller or any securities convertible into, or exercisable or exchangeable for, shares of such capital stock, or any subscriptions, rights, warrants or options to acquire any shares of such capital stock, other than (A) the issuance, delivery and/or sale of (x) shares of Seller Common Stock pursuant to the exercise of stock options therefor outstanding on the date of this Agreement and (y) shares of Seller Common Stock issuable to participants in the Employee Stock Purchase Plan consistent with the terms thereof and (B) the granting of stock options in the ordinary course of business and consistent with past practices, in an amount not to exceed options to purchase 100,000 shares of Seller Common Stock in the aggregate;

            (6) except in the ordinary course of business and consistent with past practices, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization, entity or division thereof, or otherwise acquire or agree to acquire all or substantially all of the assets of any of the foregoing, or enter into any joint ventures, strategic partnerships or similar alliances;

            (7) sell, lease, license, encumber or otherwise dispose of any properties or assets, except sales of inventory in the ordinary course of business consistent with past practice, and except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Seller and its subsidiaries;

            (8) other than in the ordinary course of business and consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Seller, enter into any "keep well" or other agreement to maintain any financial statement condition;

            (9) adopt or amend any employee benefit plan, policy or arrangement, or employee stock purchase or stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business and consistent with past practice, with newly hired employees who are terminable upon giving no more than 30 days' notice and who are not officers of Seller), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

            (10) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, asserted or unasserted, accrued or unaccrued, or otherwise) or litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business and consistent with past practice or in accordance with their terms as in existence as of the date hereof or (B) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Seller or any of its subsidiaries is a party or of which Seller or any of its subsidiaries is a beneficiary;

            (11) make any individual or series of related payments outside of the ordinary course of business in excess of $100,000; and, other than fees payable pursuant to the engagement letter referred to in Section 2.15 hereof, make any individual or series of related payments outside of the ordinary course of business (including payments to legal, accounting or other professional service advisors) in excess of $500,000 in the aggregate;

            (12) except pursuant to the Distribution Agreement, modify, amend or terminate any material contract or agreement to which Seller or any of its subsidiaries is a party, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

            (13) except as required by GAAP, revalue any assets of Seller or any of its subsidiaries, or make any change in accounting methods, principles or practices;

            (14) incur or enter into any agreement, contract or other commitment or arrangement requiring Seller or any of its subsidiaries to make payments in excess of $100,000 in any individual case, or $1,000,000 in the aggregate;

            (15) engage in any action with the intent to, directly or indirectly, adversely impact or materially delay the consummation of the Acquisition or any of the other transactions contemplated by this Agreement;

            (16) engage in any action that could reasonably be expected to cause the Acquisition to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article IV;

            (17) hire any employee with an annual compensation level in excess of $100,000;

            (18) make any Tax election that is reasonably likely to adversely affect in any material respect the Tax liabilities or Tax attributes of Seller or any of its subsidiaries, or settle or compromise any material income Tax liability, or consent to any extension or waiver of any limitations period with respect to Taxes to the extent such election, settlement or compromise would adversely affect Parent, Buyer or the use of the Transferred Assets by Parent or Buyer;

            (19) agree in writing or otherwise to take any of the actions described in Section 4.1(b)(i) through Section 4.1(b)(xix) hereof, inclusive.

        (b) Conduct of Business by Parent and Buyer  . During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, except as permitted by the terms of this Agreement, without the prior written consent of Seller, which consent shall not be unreasonably withheld, Parent and Buyer shall not:

         (i) except as otherwise contemplated in this Agreement or the Distribution Agreement, engage in any action that would reasonably be expected to cause the Acquisition to fail to qualify as a "reorganization" under Section 368(a) of the Code;

        (ii) adopt any amendment to its Certificate of Incorporation or Bylaws that adversely affects the rights of Parent Common Stock;

        (iii) declare, set aside or pay any extraordinary non-stock dividend or distribution;

        (iv) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Parent;

        (v) engage in any action with the intent to materially delay the consummation of the transactions contemplated by this Agreement unless such action also is reasonably consistent with Buyer or Parent ensuring the accuracy of any of the representations herein, the status of matters which are conditions to Buyer's obligations hereunder, or Seller's ability to perform hereunder;

        (vi) agree in writing or otherwise to take any of the actions described in Section 4.2(a) through Section 4.2(e), inclusive.

    Item 11. ADDITIONAL AGREEMENTS

      (a)  Bankruptcy Court Approval

         (i) On or before two (2) business days after the commencement of the Chapter 11 Cases, Seller shall file a motion or motions with the Bankruptcy Court seeking entry of (A) the Approval Order approving, inter alia, the sale of the Assets to Buyer pursuant to Sections 363 and 365 of the Bankruptcy Code, (B) an order substantially in the form attached hereto as Exhibit C (the "Interim Order") approving, inter alia, the Distribution Agreement, and (C) an order substantially in the form attached hereto as Exhibit D (with such changes thereto as Buyer shall approve in its sole discretion, the "Sale Procedure Order"), inter alia, (i) approving the Termination Fee and providing that, in the event the obligation of Seller to pay the Termination Fee arises, such obligation shall constitute an administrative expense under Sections 503(b) and 507(a)(1) of the Bankruptcy Code and shall be payable in accordance with the provisions of Section 7.1 or Section 7.3 of this Agreement without further order of the Bankruptcy Court, (ii) establishing procedures and deadlines for the submission and consideration of competing offers, including, without limitation, that (1) a competing offer to purchase or dispose of the Assets (a "Competing Offer") must be in substantially the same form as this Agreement, (2) a Competing Offer shall not be considered to be a higher and better offer unless, at a minimum, such offer provides for aggregate consideration of at least $1,000,000 in excess of the Purchase Price (with respect to the initial round of bidding) and of at least $250,000 in excess of the aggregate consideration contained in such prior Competing Offer (with respect to each subsequent round of bidding, if any) and is otherwise a Superior Offer as defined below (except that Seller's determination of a Superior Offer with respect to bids in subsequent rounds of bidding shall not require a new determination by the Board of Directors), (3) a Competing Offer must be accompanied by a good faith cash deposit of at least $500,000 (to be increased to 10% of the Purchase Price within one (1) business day following the auction if such Competing Offer is accepted by Seller following the auction), (4) Buyer shall be entitled at its option to make a revised offer following such Competing Offer, and (5) Buyer shall be entitled to credit the amount of the Termination Fee against any revised offer Buyer may make following such Competing Offer, and (C) the scheduling of a hearing to consider entry of the Approval Order and providing that notice of such hearing be given to all of Seller's creditors and interest holders of record and published in a periodical of general circulation in Toronto, Ontario, Canada, and otherwise in accordance with Bankruptcy Rule 2002. Buyer and Seller agree to make promptly any filings, to take all actions and to use their reasonable best efforts to obtain entry of the Sale Procedure Order, Interim Order and Approval Order and any and all other approvals and orders necessary or appropriate for the consummation of the transactions contemplated hereby. The notice of the hearing on the motion or motions seeking the Approval Order, Interim Order and Sale Procedures Order is to be timely served on all of Seller's creditors, record interest holders and parties required by national and local bankruptcy rules and any Order of the Bankruptcy Court and the SEC.

    For all purposes of and under this Agreement, the term "Superior Offer" shall mean any bona fide, unsolicited written Acquisition Proposal (as defined in Section 5.4(b) hereof) on terms that the Board of Directors of Seller determines in the good faith exercise of its reasonable judgment, on the basis of the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, are more favorable and provide greater value to all Seller's stockholders from a financial point of view than the terms of the Acquisition; provided, however, that any such offer shall not be deemed to be a "Superior Offer" pursuant hereto if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely, in the judgment of the Board of Directors of Seller, to be obtained by such third party on a timely basis.

        (ii) If the Approval Order, Interim Order, Sale Procedures Order or any other orders of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto), Seller agrees to take all steps as may be reasonable and appropriate to defend against such appeal, petition or motion, and Buyer agrees to cooperate in such efforts, and each party hereto agrees to use its reasonable best efforts to obtain an expedited resolution of such appeal; provided, however, that nothing herein shall preclude the parties hereto from consummating the transactions contemplated herein if the Approval Order shall have been entered and has not been stayed and Buyer, in its sole discretion, waives in writing the requirement that the Approval Order be a Final Order.

        (iii) Prior to Closing, the sale of the Assets to Buyer pursuant to this Agreement and the other transactions contemplated by this Agreement shall have been approved by order of the Bankruptcy Court pursuant to Sections 363 and 365 of the Bankruptcy Code, pursuant to the Approval Order in substantially the form attached hereto as Exhibit B (with such changes thereto as Buyer shall approve in its sole discretion), and the Approval Order shall have become a Final Order unless Buyer, in its sole discretion, waives in writing the requirement that the Approval Order be a Final Order. Buyer and Seller agree to use their reasonable best efforts to cause the Bankruptcy Court to enter an Approval Order.

        (iv) Seller shall cooperate reasonably with Buyer and its representatives in connection with the Approval Order, Interim Order, the Sale Procedures Order and the bankruptcy proceedings in connection therewith. Such cooperation shall include, but not be limited to, consulting with Buyer at Buyers' request concerning the status of such proceeding and providing Buyer with copies of requested pleadings, notices, proposed orders and other documents relating to such proceedings as soon as reasonably practicable prior to any submission thereof to the Bankruptcy Court. Seller further covenants and agrees that the terms of any plan submitted by Seller to the Bankruptcy Court for confirmation shall not conflict with, supersede, abrogate, nullify, modify or restrict the terms of the Distribution Agreement, this Agreement and the rights of Buyer thereunder or hereunder, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by the Distribution Agreement and this Agreement including, without limitation, any transaction that is contemplated by or approved pursuant to the Approval Order, the Interim Order and the Sale Procedures Order.

      (b)  Confidentiality.  The parties hereto acknowledge that Seller and Parent have previously executed Confidentiality Agreements, dated as of January 3 and 4, 2001 (the "Confidentiality Agreements"), which Confidentiality Agreements will continue in full force and effect in accordance with their terms; provided, however, that Seller shall be permitted to submit to the Bankruptcy Court Evaluation Material (as defined in the Confidentiality Agreements) required by the Bankruptcy Code or the Bankruptcy Court to be submitted to the Bankruptcy Court in connection with the Chapter 11 Cases. In such event, Seller agrees to provide Parent with prompt written notice of such requirement so that Parent may seek a protective order or other appropriate remedy.

        (c)  Access to Information.  During the period commencing with the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to its terms and the Closing, each party shall afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel to obtain all information concerning the business of such party, including, without limitation, the status of such party's product development efforts, properties, results of operations and personnel, as the other party may reasonably request. No information or knowledge obtained by the other party during the course of any investigation conducted pursuant to this Section 5.3 shall affect, or be deemed to modify in any respect any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition contained herein.

        (d)  No Solicitation.

  (i)
  During the period commencing with the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to its terms and the Closing, except to the extent required by the Bankruptcy Code or contemplated by the Sale Procedure Order, Seller and its subsidiaries shall not, nor will they authorize or permit any of their respective officers, directors, Affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined in Section 5.4(b) hereof), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions or negotiations with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; provided, however, that after issuance of the Sale Procedure Order, the terms of this Section 5.4(a) shall not prohibit Seller from furnishing information regarding Seller or any of its subsidiaries to, or entering into a confidentiality agreement or discussions or negotiations with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) to the extent required by the Sale Procedures Order. Seller agrees to, (x) at least two (2) business days prior to furnishing any such information to, or entering into discussions or negotiations with, such person or group, give Parent written notice of the identity of such person or group and of Seller's intention to furnish information to, or enter into discussions or negotiations with, such person or group and (y) receive from such person or group an executed confidentiality agreement at least as restrictive as the Confidentiality Agreement, and (z) contemporaneously with furnishing any such information to such person or group, furnish such information to Parent (to the extent such information has not been previously furnished by Seller to Parent). In addition, the terms of this Section 5.4(a) shall not prohibit Seller from complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal with respect to which no violation of this Section 5.4(a) shall have occurred. Seller and its subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, the parties hereto understood and agree that any violation of the restrictions set forth in this Section 5.4(a) by any officer, director or employee of Seller or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Seller or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 (a) by Seller. In addition to the foregoing, Seller shall (i) provide Parent with at least forty-eight (48) hours prior notice (or such lesser prior notice as provided to the members of the Board of Directors of Seller, but in no event less than twelve (12) hours) of any meeting of the Board of Directors of Seller at which the Board of Directors of Seller is reasonably expected to consider a Superior Offer and (ii) provide Parent with a copy of the documentation relating to such Superior Offer.

  (ii)
  For all purposes of and under this Agreement, the term "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For all purposes of and under this Agreement, the term "Acquisition Transaction" shall mean any transaction or series of related transactions, other than the transactions contemplated by this Agreement, involving (i) any acquisition or purchase from Seller by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than a ten percent (10%) interest in the total outstanding voting securities of Seller or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning ten percent (10%) or more of the total outstanding voting securities of Seller or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving Seller pursuant to which the stockholders of Seller immediately preceding such transaction would hold less than ninety percent (90%) of the equity interests in the surviving or resulting entity of such transaction; (ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than ten percent (10%) of the assets of Seller; or (iii) any liquidation or dissolution of Seller.

  (iii)
  In addition to the obligations of Seller set forth in Section 5.4(a) hereof, Seller shall advise Parent promptly and in any event within twenty-four (24) hours, orally and in writing, of (i) any request for information which Seller reasonably believes could lead to an Acquisition Proposal, or (ii) any Acquisition Proposal, or (iii) any inquiry with respect to or which Seller reasonably should believe could lead to any Acquisition Proposal, the (iv) material terms and conditions of any such request, Acquisition Proposal or inquiry, and (v) the identity of the person or group making any such request, Acquisition Proposal or inquiry. Seller shall keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

  (iv)
  Notwithstanding anything to the contrary contained in this Section 5.4 or elsewhere in this Agreement, prior to the Closing, Seller may refer any third party to this Section 5.4 and Article VII and make a copy of this Section 5.4 and Article VII available to a third party.

        (e)  Public Disclosure.  Parent and Seller shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement, the Acquisition or an Acquisition Proposal, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or any listing agreement with a national securities exchange or The Nasdaq Stock Market, Inc. The parties hereto shall agree to the text of the joint press release announcing the signing of this Agreement.

        (f)  Reasonable Efforts; Notification.

  (i)
  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to accomplish the following: (i) the taking of all reasonable actions necessary to cause the conditions precedent set forth in Article VI hereof to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties which may be required or desirable as a result of, or in connection with, the transactions contemplated by this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional certificates, instruments and other documents necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Seller and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Acquisition, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Acquisition and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Acquisition, this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require Parent or Seller or any subsidiary or Affiliate thereof to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

  (ii)
  Seller shall give prompt notice to Parent upon becoming aware that any representation or warranty made by Seller in this Agreement has become untrue or inaccurate, or that Seller has failed to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) hereof would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of Seller, or the conditions to the obligations of the parties under this Agreement.

  (iii)
  Parent shall give prompt notice to Seller upon becoming aware that any representation or warranty made by Parent or Buyer in this Agreement has become untrue or inaccurate, or that Parent or Buyer has failed to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of Parent or Buyer, or the conditions to the obligations of the parties under this Agreement.

        (g)  Third Party Consents.  As soon as practicable following the date hereof, Parent and Seller shall each use its respective commercially reasonable best efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

        (h)  Employee Matters.

  (i)
  Each person who is an employee of Seller as of the date hereof shall be identified on Schedule 5.8 ("Seller Employees"). As soon as practicable after the date hereof, Buyer shall offer employment to each Seller Employee to be effective, with respect to up to fifteen (15) Seller Employees, as soon as practicable after the date hereof, and with respect to all other Seller Employees as of and contingent upon the Closing. Such employment arrangements will (i) be reflected in customary offer letters, (ii) have terms, including the position, salary and responsibilities of all such employees, which will be determined in Buyer's sole discretion after consultation with the management of Seller; provided, however that each Seller Employee's proposed salary shall be commensurate with such employee's salary as previously disclosed to Buyer by Seller, and (iv) supersede any prior employment agreements and other arrangements between Seller and Seller Employees prior to the Closing. Each Seller Employee who becomes an employee of Buyer after the Closing shall be referred to hereafter as a "Continuing Employee." Continuing Employees shall be eligible to receive benefits consistent with Parent's standard human resources policies. Parent will or will cause the appropriate subsidiary of Parent to give Continuing Employees full credit under such policies for prior service at Seller for purposes of eligibility, vesting, benefit accrual, and determination of the level of benefits. The Parent or subsidiary of Parent will recognize prior service at Seller for the purposes required under the applicable employment standards legislation, however, such prior service will not be recognized for the purpose of calculating entitlement to notice of termination at common law for any Continuing Employees. Parent shall grant options to purchase an aggregate of approximately 800,000 shares of Parent Common Stock to the Continuing Employees. All Continuing Employees will be granted Parent Options in accordance with Parent practices, taking into consideration each Continuing Employee's position and length of service with Seller. All Parent Options will be subject to Parent's standard stock option vesting arrangements and conditions, which include continuous employment with Parent after the Acquisition, and shall have an exercise price equal to the fair market value of Parent Common Stock on the date of grant. In furtherance of the foregoing, Seller shall terminate all employment agreements and other arrangements with all Continuing Employees effective as of the Closing Date.

  (ii)
  Seller will use its best efforts to cause all Seller Employees to resign from Seller and accept offers of employment with Buyer. Effective as of the Closing, Seller shall terminate the employment of all Seller Employees who did not resign from Seller and accept an offer of employment with Buyer. In the event that any Seller Employee refuses the offer of employment with Buyer, Seller shall be responsible for any liabilities arising out of the termination of employment and Seller shall indemnify Buyer in respect of same.

  (iii)
  Seller shall retain all liabilities with respect to all Seller Benefits Plans and International Employee Plans.

  (iv)
  Prior to Closing, Seller shall provide to Buyer evidence reasonably satisfactory to Buyer that Seller's subsidiary's RRSP Plan is qualified under Section 401(a) of the Code, for delivery to Buyer's 401(k) Plan administrator for purposes of facilitating rollovers.

  (v)
  Neither Parent or Buyer shall assume any outstanding option or right to purchase shares of Seller Common Stock (each a "Seller Stock Option") under any Seller Plan by virtue of the Acquisition.

        (i)  Nasdaq Listing.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock issuable in connection with the Acquisition to be authorized for listing on Nasdaq, at or prior to the Closing Date, upon official notice of issuance.

        (j)  Liquidation of Seller.  As soon as practicable following the effective date of the Plan, pursuant to the Plan, (i) Seller shall enter into an Agreement and Declaration of Trust (the "Trust Agreement") for the benefit of the stockholders and creditors of Seller, and (ii) transfer to the trust established under the Trust Agreement (the "Trust") all of the assets and liabilities of Seller (including, without limitation, the shares of Parent Common Stock issued to Seller pursuant hereto and all of Seller's rights under this Agreement). Following the effective date of the Plan, pursuant to the Plan, Seller shall not carry on the business for which it was established or any other business, except as may be contemplated by the Plan or the order confirming the Plan.

        (k)  Bulk Sales.

  (i)
  Seller warrants and agrees to pay and discharge when due all claims of creditors which could be asserted against Parent or Buyer by reason of non-compliance with any and all bulk transfer or similar laws that may apply to the transactions contemplated by this Agreement. Seller shall indemnify and hold Buyer and Parent harmless from and against any and all losses, costs and expenses incurred by Buyer or Parent in respect of any such bulk transfer or similar laws.

  (ii)
  Prior to Closing, the Seller shall obtain an exempting order (in form and content satisfactory to Buyer) from a court of competent jurisdiction exempting the transactions herein contemplated from the provisions of the Bulk Sales Act (Ontario) and the corresponding laws and regulations of any other jurisdiction, domestic or foreign or shall otherwise comply with such Act.

        (l)  Name Change.  Immediately following the Closing, Seller shall take all necessary action to change Seller's and its subsidiaries' names to names which shall not include the word "V3" or any variant thereof. After the Closing, Seller and its subsidiaries shall not use any name or marks related to the Transferred Assets. Seller shall provide Buyer and Parent with documentation evidencing the name change within three (3) business days following the Closing Date.

5.13
Transfer of Subsidiary Assets to Seller. Prior to the commencement of the Chapter 11 Cases, Seller shall cause:

(i)
V3 Semiconductor Corp. to convey to Seller of all of its undertakings, property and assets and Seller shall agree to assume and agree to discharge all of the debts, obligations and liabilities of V3 Semiconductor Corp. other than liabilities owing to Seller and shall execute all documents and take all actions necessary to effect such conveyance and assumption.

(b)
V Cubed Corporation to convey to Seller all of its undertakings, property and assets and shall execute all documents and take all actions necessary to effect such conveyance.

    Item 12. CONDITIONS TO THE ACQUISITION

        (a)  Conditions to Obligations of Each Party to Effect the Acquisition.  The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction or fulfillment, at or prior to the Closing Date, of the following conditions:

  (i)
  No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition. All foreign antitrust approvals listed in Section 2.5 of the Seller Disclosure Letter required to be obtained prior to the Acquisition in connection with the transactions contemplated hereby shall have been obtained.

  (ii)
  Nasdaq Listing. The shares of Parent Common Stock issuable to Seller in connection with the Acquisition pursuant to this Agreement shall have been authorized for listing on the Nasdaq, upon official notice of issuance.

        (b)  Additional Conditions to Obligations of Seller.  The obligation of Seller to consummate and effect the Acquisition shall be subject to the satisfaction or fulfillment, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

  (i)
  Representations and Warranties. Each representation and warranty of Parent and Buyer contained in this Agreement (i) shall have been true and correct in all respects as of the date of this Agreement and (ii) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent and Buyer, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the Material Adverse Effect qualifications as set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (x) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Seller shall have received a certificate with respect to the foregoing signed on behalf of Parent by duly authorized officer thereof.

  (ii)
  Agreements and Covenants. Parent and Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Seller shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer thereof.

  (iii)
  Orders. Each of the Approval Order, Sale Procedures Order and Interim Order shall have been entered and shall have become a Final Order unless Buyer, in its sole discretion, waives in writing the requirement that the Approval Order, Sale Procedures Order or Interim Order be a Final Order.

        (c)  Additional Conditions to the Obligations of Parent and Buyer.  The obligations of Parent and Buyer to consummate and effect the Acquisition shall be subject to the satisfaction or fulfillment, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

  (i)
  Representations and Warranties. Each representation and warranty of Seller contained in this Agreement (i) shall have been true and correct in all respects as of the date of this Agreement and (ii) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and (iii) each covenant of Seller set forth in Article IV herein required by this Agreement to be performed or complied with by Seller prior to the Closing shall have been performed or complied with, except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Seller; provided, however, (B) for changes contemplated by this Agreement, (C) to the extent that the action or inaction of Buyer under the Distribution Agreement shall have resulted in an inaccuracy of any representation or warranty contained in Section 2.17 or Section 2.19, and (D) for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct (subject to the Material Adverse Effect qualifications and limitations set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (x) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Seller Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Seller by a duly authorized officer thereof.

  (ii)
  Agreements and Covenants. Seller shall have performed or complied in all material respects with all agreements and covenants (other than those set forth in Article IV) required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Seller by a duly authorized officer thereof.

  (iii)
  Non-Competition Agreements. Carl Mitchell, Michael Alford and Alan Tsun shall have entered into a Non-Competition Agreement with Parent, in substantially the form attached hereto as Exhibit C, and each such agreement shall be in full force and effect.

  (iv)
  Consents. Seller shall have obtained the consents, waivers and approvals set forth in Section 2.5 of the Seller Disclosure Letter.

  (v)
  Employee Retention. Carl Mitchell, Michael Alford and Alan Tsun shall continue to be employed by Seller as of the Closing Date, shall have signed a customary employment "offer letter" from Parent, and shall not have notified (whether formally or informally) Parent or Seller of such employee's intention of leaving the employ of Parent or Seller following the Closing.

  (vi)
  Approval Order. Each of the Approval Order, Sale Procedures Order and Interim Order shall have been entered and shall have each become a Final Order unless Buyer, in its sole discretion, waives in writing the requirement that the Approval Order, Sale Procedures Order or Interim Order be Final Orders.

    Item 13. TERMINATION, AMENDMENT AND WAIVER

        (a)  Termination.  This Agreement may be terminated at any time prior to the Closing:

  (i)
  by mutual written consent of Parent and Seller, duly authorized by the respective Boards of Directors of Parent and Seller;

  (ii)
  by either Parent or Seller if the Acquisition shall not have been consummated by October 13, 2001 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date, and such action or failure to act constitutes a breach of this Agreement;

  (iii)
  by either Parent or Seller if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which order, decree, ruling or other action is final and nonappealable;

  (iv)
  by either Parent or Seller if the Bankruptcy Court approves a sale, transfer or other disposition of Seller or all or substantially all of the assets of Seller relating to the business of Seller to a person other than Buyer or an Affiliate of Buyer;

  (v)
  by Seller, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then Seller may not terminate this Agreement under this Section 7.1(e) for thirty (30) calendar days following the delivery of written notice from Seller to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Seller may not terminate this Agreement pursuant to this Section 7.1(e) if such breach by Parent is cured during such thirty (30) calendar day period); or

  (vi)
  by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Seller's representations and warranties or breach by Seller is curable by Seller through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(f) for thirty (30) calendar days following the delivery of written notice from Parent to Seller of such breach, provided Seller continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if such breach by Seller is cured during such thirty (30) calendar day period).

  (vii)
  by Parent (provided Parent is not then in material breach of any provision of this Agreement):

(1)
if the Chapter 11 Cases are not commenced as soon as practicable and, in any event, within fifteen (15) business days following the date of this Agreement and, as of the time that the terminating party provides the other party with notice of such termination of the Agreement, the Chapter 11 Cases have not been commenced;

(2)
if the motion or motions for the Sales Procedure Order, Interim Order and Approval Order are not filed within 2 business days after commencement of the Chapter 11 Cases or are not properly served on all entitled parties within 2 business days after such motions are filed;

(3)
if the Sales Procedure Order is not entered by the earlier of thirty (30) days after the filing of the bankruptcy petition by Seller and fifteen (15) days prior to the scheduled time for submission of competing bids; provided that, as of the time of such termination of this Agreement, the Sales Procedure Order has not been entered by the Bankruptcy Court;

(4)
if the Approval Order has not been entered by the Bankruptcy Court within sixty (60) days of the filing of the bankruptcy petition by Seller and, as of the time of such termination of this Agreement, the Approval Order has not been entered by the Bankruptcy Court; and

(5)
if the Distribution Agreement is not approved by the Bankruptcy Court within thirty (30) days of the date of the commencement of the Chapter 11 Cases.

        (b)  Notice of Termination; Effect of Termination.  Any termination of this Agreement pursuant to Section 7.1 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto. In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, and as set forth in Section 7.3 and Article VIII (General Provisions) hereof, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party hereto from any liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties hereto contained in the Confidentiality Agreements, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        (c)  Fees and Expenses.

  (i)
  General. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Acquisition is consummated.

  (ii)
  Seller Payments.

(1)
Notwithstanding anything to the contrary set forth in this Agreement, in the event that this Agreement is terminated by Parent pursuant to Section 7.1(d) hereof, Seller shall pay to Parent in immediately available funds, within one (1) business day after demand by Parent and as a condition to the termination of this Agreement pursuant to Section 7.1(d) hereof, an amount in cash equal to $600,000 (the "Termination Fee").

(2)
Notwithstanding anything to contrary set forth in this Agreement, in the event that (A) this Agreement is terminated by Parent or Seller, as applicable, pursuant to Section 7.1(b) hereof, (B) following the date hereof and prior to the termination of this Agreement, a third party shall have announced an Acquisition Proposal and (C) within twelve (12) months following the termination of this Agreement, a Seller Acquisition (as defined in Section 7.3(b)(iv) hereof) is consummated or Seller enters into an agreement or letter of intent providing for a Seller Acquisition, then Seller shall pay to Parent, in immediately available funds, an amount in cash equal to the Termination Fee within two (2) business days after the earlier to occur of (x) the consummation of such Seller Acquisition or (y) the entry by Seller into such agreement or letter of intent.

(3)
Seller acknowledges that the agreements set forth in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Seller shall fail to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment or allowed claim against Seller for the amounts set forth in this Section 7.3(b), Seller shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

(4)
For all purposes of and under this Agreement, the term "Seller Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller pursuant to which the stockholders of Seller immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Seller of assets representing in excess of forty percent (40%) of the aggregate fair market value of Seller's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Seller), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of forty percent (40%) of the voting power of the then outstanding shares of capital stock of Seller.

        (d)  Amendment.  Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing, signed on behalf of each of the parties hereto by a duly authorized officer thereof.

        (e)  Extension; Waiver.  At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

    Item 14. GENERAL PROVISIONS

        (a)  Non-Survival of Representations and Warranties.  The representations and warranties of Seller, Parent and Buyer contained in this Agreement shall terminate at the Closing, and only the covenants that by their terms survive the Closing shall survive the Closing.

        (b)  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

  (i)
  if to Parent, Buyer or Seller (following the Effective Time), to:

QuickLogic Corporation
1277 Orleans Drive
Sunnyale, CA 94089
Attention: President
Telephone No.: (408) 990-4000
Telecopy No.: (408) 990-4040

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attention: Aaron J. Alter, Esq.
Telephone No.: (650) 493-9300
Telecopy No.: (650) 493-6811

and to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market, Spear Street Tower
Suite 3300
San Francisco, California 94105
Attention: Steve L. Camahort, Esq.

Telephone: No.: (415) 947-2000
Telecopy No.: (415) 947-2099

  (ii)
  if to Seller (prior to the Effective Time), to:

V3 Semiconductor, Inc.
250 Consumers Road
North York, Ontario, Canada M2J 4V6
Attention: President
Telephone No.: (416) 497-8884
Telecopy No.: (416) 497-1160

with a copy to (which shall not constitute notice) to:

Latham & Watkins
885 Third Avenue, Suite 1000
New York, NY 10022
Attention: David M. Schwartzbaum, Esq.
Telephone No.: (212) 906-1200
Telecopy No.: (212) 751-4864

        (c)  Interpretation; Knowledge.

  (i)
  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

  (ii)
  For purposes of this Agreement the term "knowledge" means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter.

  (iii)
  For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, inaccuracy, circumstance or other matter if such change, event, inaccuracy, circumstance or other matter had or would reasonably be excepted to have a material adverse effect on the business, assets, financial condition, or results of operations of such business or entity and its subsidiaries taken as a whole; provided, however, that none of the following shall be deemed to have a Material Adverse Effect on Seller: (A) a change, event, circumstance or other matter that results from conditions affecting the U.S. economy in general and (B) an event, circumstance or other matter that results from conditions affecting the semiconductor industry or the semiconductor equipment industry generally, so long as such conditions do not affect Seller in a materially disproportionate manner; (C) a change, event, circumstance or other matter that results from the announcement of this Agreement or the transactions contemplated hereby, and (D) the failure of any officer or officers or employee or employees of Seller (other than Carl Mitchell, Michael Alford, or Alan Tsun) or its subsidiaries to remain officers or employees of Seller or its subsidiaries and, provided further, that a decline in buyer's stock price shall not in and of itself be deemed to have a material adverse effect on buyer. For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

        (d)  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        (e)  Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Seller Disclosure Letter and the Parent Disclosure Letter (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreements shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (ii) are not intended to confer upon any other person any rights or remedies hereunder.

        (f)  Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        (g)  Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        (h)  Governing Law.  Except to the extent mandatorily governed by Nevada law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

        (i)  Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        (j)  Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        (k)  Consent to Jurisdiction.  The parties hereto hereby irrevocably submit to the jurisdiction of the Bankruptcy Court, any California State or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement, and the parties hereto hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts. The parties hereto hereby irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

        (l)  Waiver of Jury Trial.  EACH OF PARENT, THE COMPANY AND BUYER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR BUYER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

        (m)  Currency.  Except as otherwise expressly provided herein, all references to "dollars" and "$" shall refer to United States dollars.

    Item 15. DEFINITIONS

        (a)  Certain Defined Terms.  As used in this Agreement, the following terms have the following meanings:

    "Affiliate" means, when used with respect to a specified person, another person that, either directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified. With respect to any person who is a natural person, such person's Affiliates shall include of such person's spouse and their respective siblings, parents and lineal descendents.

    "Approval Order" means an order or orders of the Bankruptcy Court in substantially the form attached hereto as Exhibit B, with such modifications as are acceptable to Buyer and Parent in their sole discretion, authorizing, among other things, the sale, transfer and assignment of the Transferred Assets in accordance with the terms and conditions of this Agreement, free and clear of all Liens other than Assumed Liens, pursuant to, among others, Sections 363 and 365 of the Bankruptcy Code.

    "Assumed Contracts" means those executory contracts or unexpired leases set forth on Schedule 1.1(c), provided that Buyer may modify Schedule 1.1(c) up to the Closing Date to eliminate one or more of the contracts or leases listed thereon or add one or more additional contracts.

    "Assumed Liens" means (A) Liens for Apportioned Obligations not yet due as of the Closing Date, (B) statutory Liens of carriers, warehouse persons, mechanics and material persons and other encumbrances imposed by law incurred in the ordinary course of business for sums not yet due and payable as of the Closing Date to the extent such sums constitute Assumed Liabilities, (C) encumbrances incurred or deposits made to secure the performance of tenders, statutory obligations, surety bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case to the extent such encumbrances secure Assumed Liabilities or Assumed Contracts, (D) purchase money Liens to the extent they secure Assumed Liabilities, and (E) easements, rights-of-way, restrictions and other similar charges or Liens on real property, in each case which do not materially interfere with the ordinary conduct of the business of Vanadium and do not materially detract from the value of the property to which such Liens relates.

    "Chapter 11 Cases" means the voluntary cases commenced by Seller under Chapter 11 of the Bankruptcy Code.

    "Final Order" means an order or determination of the Bankruptcy Court (A) that is not reversed, stayed, enjoined, set aside, annulled or suspended within the deadlines provided by applicable statutes or regulations, (B) with respect to which no request for stay, motion or petition for reconsideration, application or request for review, or notice of appeal or other judicial petition for review has been filed and is pending, and (C) as to which all deadlines for filing any such request, motion, petition, application, appeal or notice have expired.

    "Liens" means any interest, claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, restriction, encumbrance or other right of third parties, of any kind or nature.

    "Securities Act" means the Securities Act of 1933, as amended.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective thereunto duly authorized offices, as of the date first written above.

  QUICKLOGIC CORPORATION

    By:

    Name:

    Title:

  Q ACQUISITION CORPORATION

    By:

    Name:

    Title:

  V3 SEMICONDUCTOR, INC.

    By:

    Name:

    Title:

  V CUBED CORPORATION

    By:

    Name:

    Title:

EXHIBIT A

FORM OF NON-COMPETITION AGREEMENT

EXHIBIT B

FORM OF APPROVAL ORDER

EXHIBIT C

FORM OF INTERIM ORDER

EXHIBIT D

FORM OF SALE PROCEDURES ORDER

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TABLE OF CONTENTS
ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION
RECITALS
AGREEMENT
EXHIBIT A FORM OF NON-COMPETITION AGREEMENT
EXHIBIT B FORM OF APPROVAL ORDER
EXHIBIT C FORM OF INTERIM ORDER
EXHIBIT D FORM OF SALE PROCEDURES ORDER